Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-143428 on Form S-4 of Nuance Communications, Inc. (formerly ScanSoft, Inc.) of our report dated March 15, 2005 relating to the consolidated financial statements and the financial statement schedule as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, of Former Nuance Communications, Inc., appearing in the consent solicitation statement/prospectus which is a part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such consent solicitation statement/prospectus.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
August 13, 2007